EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Amarillo Biosciences, Inc.

We consent to incorporation by reference in this Registration Statement of Amarillo Biosciences, Inc., on Form S-8 to be filed with the Commission on or about October 10, 2008 of our Report of Independent Registered Public Accounting Firm dated March 17, 2008 covering the balance sheet of Amarillo Biosciences, Inc. as of December 31, 2007, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years then ended.

LBB & Associates Ltd., LLP

Houston, Texas
October 10, 2008